CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated the Corporate Secretary, the Assistant Corporate Secretary or the Corporate Governance Specialist of AGL Resources Inc. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AGL Resources Inc. The authority of the Corporate Secretary, the Assistant Corporate Secretary or the Corporate Governance Specialist of AGL Resources Inc. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of AGL Resources Inc., unless earlier revoked in writing. The undersigned acknowledges that the Corporate Secretary, the Assistant Corporate Secretary or the Corporate Governance Specialist of AGL Resources Inc. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  May 13, 2013

/s/ Andrew W. Evans

Andrew W. Evans